INTEGRAL TECHNOLOGIES, INC.

                                 CODE OF ETHICS
                                 --------------

                           Adopted September 20, 2004

To further the Company's fundamental principles of honesty, loyalty, and fairness, the Company's Board of Directors (the "Board") has established and adopted this Code of Ethics (this "Code"). This Code strives to deter its Senior Financial Officers, including its principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, from any wrongdoing and to promote professional and ethical conduct. To the best of their knowledge and ability, the Senior Financial Officers shall:

- act with honesty and integrity including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

-    comply  with  applicable  governmental  laws,  rules  and  regulations;

- provide full, fair, accurate, timely, and understandable disclosure in reports that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

- promote the prompt internal reporting of violations of this Code to the Board;

- respect the confidentiality of information acquired in the course of employment; and

-    be  accountable  for  adherence  to  this  Code.

This Code is subject to periodic review by the Board to ensure that this Code continues to support the interests of the shareholders and to meet any modifications required by changes in law or changes in activities of the Company. The Board shall be authorized to determine the appropriate actions taken in the event of a violation of this Code by any Senior Financial Officer.


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